Exhibit 10.13

Execution Version

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of April 19, 2011, by and among BancTec, Inc., a Delaware corporation (the “Borrower”), the other credit parties signatory hereto (together with the Borrower, each individually, a “Credit Party” and, collectively, the “Credit Parties”), the Lenders (as hereinafter defined) signatory hereto and General Electric Capital Corporation, as agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the other Credit Parties signatory thereto, the Agent and the lenders party thereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) are parties to that certain Second Amended and Restated Credit Agreement, dated as of March 31, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Credit Parties have requested, and the Agent and the Required Lenders have agreed, to make certain amendments to the Credit Agreement, on and subject to the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.  Capitalized terms not otherwise defined herein (including in the Recitals hereto) shall have the meanings ascribed to them in the Credit Agreement.

2.                                       Amendments to the Credit Agreement.  As of the Amendment Effective Date (as hereinafter defined), the Credit Agreement is hereby amended as follows:

(a)       Amendments to Section 6.2.  Section 6.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.2             Senior Leverage Ratio. As of the last day of each fiscal quarter, the Credit Parties shall not permit the Senior Leverage Ratio for the Credit Parties for the twelve month period ending on such date to be greater than the applicable maximum ratio based upon the EBITDA of the Credit Parties for the twelve month period ending on such date, each as set forth in the table below:

EBITDA	Maximum Senior Leverage Ratio
Greater than or equal to $25,000,000	2.50 to 1.00
Greater than or equal to $18,000,000 but less than $25,000,000	2.25 to 1.00
Less than $18,000,000	2.00 to 1.00

(b)                     Amendments to Section 6.3.  Section 6.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.3             Total Leverage Ratio.  As of the last day of each fiscal quarter, the Credit Parties shall not permit the Total Leverage Ratio for the Credit Parties for the twelve month period ending on such date to be greater than the applicable maximum ratio based upon the EBITDA of the Credit Parties for the twelve month period ending on such date, each as set forth in the table below:

EBITDA	Maximum Total Leverage Ratio
Greater than or equal to $25,000,000	3.00 to 1.00
Greater than or equal to $18,000,000 but less than $25,000,000	2.75 to 1.00
Less than $18,000,000	2.50 to 1.00

(c)       Amendments to Section 11.1.

(i)                Section 11.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“‘Capital Lease’ means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (including the Irving Lease).

‘EBITDA’ means, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP minus (b) the sum of, in each case, to the extent included in the calculation of such consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (i) income tax credits, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any other non-cash gains that have been added in determining consolidated net income and (vi) non-cash gains resulting from Foreign Currency conversions plus (c) the sum of, in each case, to the extent included in the calculation of such consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (i) any provision for income or franchise taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any non-cash deductions or expenses as the result of any grant to any members of the management of such Person of any Stock or Stock Equivalents, (vii) any aggregate net loss on the sale of Property (other than Accounts and Inventory) outside the Ordinary Course of Business, (viii) non-cash losses resulting from Foreign Currency conversions, (ix) subject to the proviso of the last sentence of this definition, any other non-cash losses or charges that have been deducted in determining consolidated net income, (x) for each of the fiscal quarters ended March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011, severance and other restructuring costs and expenses for such period in an amount not to exceed $1,151,000, $2,740,000, $2,915,000, $0.00 and $687,000, respectively, (xi) for each of the fiscal quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 fees and other expenses incurred in connection with Permitted Acquisitions for such period in an amount not to exceed $828,000, $260,000, $542,000 and $542,000, respectively and (xii) for each of the fiscal quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 fees and expenses relating to the Borrower’s proposed initial public offering for such period in an amount not to exceed $(688,000), $0.00, $0.00 and $2,933,000, respectively.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary (other than a Credit Party) of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.  Solely for purposes of calculating the Total Leverage Ratio, Senior Leverage Ratio, the Fixed Charge Coverage Ratio and the Maximum Revolving Loan Balance notwithstanding (1) and (8) above to the contrary, EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the test period thereof as if each such Permitted Acquisition had been effected on the first day of such period for which financial statements are available at the time of determination thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated by the Borrower and approved by the Agent and Required Lenders; provided that, notwithstanding the foregoing and clause (c)(ix) above, for any test period, the pro forma effect on the EBITDA of the Credit Parties attributable to Permitted Acquisitions for periods prior to the closing date of the applicable Permitted Acquisition plus the amount of any add-backs for non-cash charges or losses included in the calculation of EBITDA under clause (c)(ix) above, shall not exceed, in the aggregate, 15% of EBITDA of the Credit Parties (after giving effect to such Permitted Acquisitions and such add-backs) for such period.

‘Leverage Multiple’ means, as of any date of determination, the applicable leverage multiple based upon the EBITDA of the Credit Parties for the twelve month period ending on the last day of the most-recently ended fiscal month, each as set forth in the table below:

EBITDA	Leverage Multiple
Greater than or equal to $25,000,000	2.50%
Greater than or equal to $18,000,000 but less than $25,000,000	2.25%
Less than $18,000,000	2.00%

‘Senior Debt’ means, as of any determination date, the sum of (a) all Indebtedness under this Agreement, including Letter of Credit Obligations, and (b) Capital Lease Obligations (other than Capital Lease Obligations with respect to the Irving Lease).”

(ii)               Section 11.1 of the Credit Agreement is further amended by inserting the following new definition therein in appropriate alphabetical order:

“‘Irving Lease’ means the Lease Agreement, dated as of November 15, 2010, between AGNL Processing, L.L.C. as lessor and the Borrower as lessee relating to the property located at 2701 East Grauwyler Road, Irving Texas.”

3.             Remedies.  This Amendment shall constitute a Loan Document.  The breach by the Borrower or any other Credit Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

4.             Representations and Warranties.  To induce the Agent and the Required Lenders to enter into this Amendment, each of the Borrower and the other Credit Parties hereby jointly and severally represent and warrant that:

(a)   The execution, delivery and performance by each Credit Party of this Amendment and the performance of the Credit Agreement (i) are within such Credit Party’s power and authority and have been duly authorized by all necessary action, (ii) do not (A) contravene the terms of any of such Credit Party’s Organization Documents, (B) violate any material Requirement of Law in any material respect or (C) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Credit Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or its Property is subject and (iii) do not require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person except those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)   This Amendment has been duly executed and delivered to the Agent by each Credit Party party hereto and this Amendment and the Credit Agreement are each the legal, valid and binding obligation of such Credit Party and are each enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c)   No Default or Event of Default has occurred and is continuing or would result after giving effect to this Amendment.

(d)   No action, suit, proceeding, claim or dispute pending, or to the knowledge of any Credit Party, threatened or contemplated against any Credit Party or any Subsidiary of any Credit Party at law, in equity, in arbitration or before any Governmental Authority which challenges any Credit Party’s right, power or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Credit Agreement or any other Loan Document or any action taken under this Amendment, the Credit Agreement or any other Loan Document.

(e)   After giving effect to this Amendment, the representations and warranties of each Credit Party contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the Amendment Effective Date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

5.             No Amendments/Waivers.  The Credit Agreement and the other Loan Documents shall continue to be in full force and effect in accordance with their respective terms and, except as expressly provided herein, shall be unmodified.  In addition, except as expressly provided herein, this Amendment shall not be deemed an amendment, consent or waiver of any term or condition of any Loan Document or a forbearance by the Agent or the Lenders with respect to any right or remedy which the Agent or the Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which the Agent or the Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof.

6.             Outstanding Indebtedness; Waiver of Claims.  Each of the Credit Parties acknowledges and agrees that as of April 18, 2011 the aggregate outstanding amount of the Revolving Loans is $44,802,924.83 and the aggregate outstanding amount of Letters of Credit Obligations is $89,036.25 and that, as of the Amendment Effective Date, such amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind.  Each of the Credit Parties hereby acknowledges that it has no Claims (as hereinafter defined) arising out of or relating to the Credit Agreement or any other Loan Document (including, without limitation, as a result of credit having been extended thereunder) against the Agent, the Lenders or the L/C Issuers and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, subsidiary corporations, parent corporations and related corporate divisions and their respective successors and assigns (all of the foregoing being the “Released Persons”) and hereby waives, releases, remises and forever discharges the Agent, each Lender, each L/C Issuer and each other Released Person from any and all Claims of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any Released Person prior to and including the date hereof, and in any way directly or indirectly arising out of or relating to the Credit Agreement or any other Loan Document.  For purposes hereof, “Claims” shall mean all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims which may be instituted or asserted against or incurred by such Released Person as the result of credit having been extended under the Credit Agreement or any other Loan Document or otherwise arising in connection with the transactions contemplated thereunder.

7.             Expenses.  Each of the Credit Parties hereby reconfirms its respective obligations pursuant to Section 9.5 of the Credit Agreement and agrees to pay and reimburse the Agent in accordance therewith for all reasonable documented out-of-pocket costs and expenses (including, without limitation, Attorney Costs to the Agent) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

8.             Affirmation of Existing Loan Documents.  After giving effect to this Amendment, each of the Credit Parties (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Collateral Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

9.             Effectiveness.  This Amendment shall become effective as of April 19, 2011 (the “Amendment Effective Date”) only upon satisfaction in full in the judgment of the Agent of each of the following conditions on or prior to the date hereof:

(a)   Amendment.  The Agent shall have received two (2) copies of this Amendment duly executed and delivered by the Agent, the Required Lenders and each Credit Party.

(b)   Resolutions.  The Agent shall have received resolutions from each Credit Party’s board of directors (or other managing body, in the case of any Credit Party that is not a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of this Amendment and of all of the transactions contemplated hereby.

(c)   Payment of Fees and Expenses.  The Borrower shall have paid to the Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to the Agent (including, without limitation, Attorney Costs) in accordance with Section 9.5 of the Credit Agreement.

10.           GOVERNING LAW.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including, without limitation, its validity, interpretation, construction, performance and enforcement.

11.           Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:

BANCTEC, INC.

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: Senior Vice President, Chief Financial
Officer and Treasurer

CREDIT PARTIES:

BTC VENTURES, INC.

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: President, Chief Financial Officer and
Secretary

BTI TECHNOLOGIES, L.P.

By: BancTec, Inc., its general partner

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: Senior Vice President, Chief
Financial Officer and Treasurer

BTC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: Chief Financial Officer and Secretary

BANCTEC (PUERTO RICO), INC.

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: Senior Vice President, Chief Financial
Officer and Treasurer

[Signature Page — First Amendment]

RECOGNITION MEXICO HOLDING INC.

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: Senior Vice President, Chief Financial
Officer, Secretary and Treasurer

DOCUDATA SOLUTIONS, L.C.

By:	/s/ Jeffrey D. Cushman
Name: Jeffrey D. Cushman
Title: Senior Vice President, Chief Financial
Officer and Treasurer

[Signature Page — First Amendment]

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent and as a Lender

By:	/s/ Joseph Tunney
Name: Joseph Tunney
Title: Duly Authorized Signatory

[Signature Page — First Amendment]

FIFTEENTH INVESTMENT RFG LIMITED, as a Lender

By:	/s/ Shehzaad Sacranie
Name: Shehzaad Sacranie
Title: Authorised Signatory

[Signature Page — First Amendment]